                                                                    EXHIBIT 12.1
               Computation of Ratio of Earnings to Fixed Charges



(Dollars in thousands)

                                                                             The Company                           Predecessor
                                                          -----------------------------------------------       -------------------
                                                           Year ended        Year ended      Month ended           Eleven Months
                                                           December 31,     December 31,     December 31,        ended November 31,
                                                          -----------------------------------------------       -------------------
                                                              1996            1995/(2)/          1994                  1994
                                                          -----------------------------------------------       -------------------
Income before provision for income taxes                   $       149      $      (575)     $       (64)         $            231
  Add fixed charges
   Interest expense including amortization of debt
    issuance costs                                                   -              133                8                       297
                                                          -----------------------------------------------       -------------------
Earnings                                                           149             (442)             (56)                      528
                                                          ===============================================       ===================

Fixed Charges
  Interest expense including amortization of debt
    issuance costs                                                   -              133                8                       297
  Capitalized interest                                           2,188              577                -                        11
                                                          -----------------------------------------------       -------------------
     Total fixed charges                                   $     2,188      $       710      $         8          $            308
                                                          ===============================================       ===================

Ratio of earnings to fixed charges                                0.07            (0.62)           (7.00)                     1.71

Deficiency of Earning to cover fixed charges                    (2,039)          (1,152)             (64)                      220
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(1) December 31, 1991 is unaudited

(2) Amortization of debt issuance costs is $37,000 for year ended December 31, 1995.